Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of The Coca-Cola Company for the registration of debt securities, common stock, preferred stock, warrants, depositary shares, and purchase contracts and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the consolidated financial statements of The Coca-Cola Company, and the effectiveness of internal control over financial reporting of The Coca-Cola Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia
October 29, 2010